Sales Contract

     THIS SALES CONTRACT (the "Contract") is made and entered into as of the 27th day of October, 1999, by and between World Business Investors Group (the "Buyer"), an entity of legal status organized and existing to engage in commerce under the laws of the country of Peru, and Daedalus Building Systems, Incorporated (the "Seller"), a corporation organized and existing under the laws of Delaware, United States of America. This Contract shall be designated Contract Number 46-045-99.

     WHEREAS, the Seller offered to sell and the Buyer has agreed to buy certain structural units, components, finishings, and other items related to Daedalus Building Systems(TM).

     NOW THEREFORE, in consideration of the mutual covenants contained herein and subject to the terms and conditions described herein, the Parties to this Contract agree as follows:

1. Definitions. For the purpose of this Contract, the following terms shall have the following meanings, unless otherwise defined; all other terms shall have the usual and customary meaning ascribed to them.

     a. "Dollars" or "$" shall mean the currency of the United States of America.

     b. "Incoterms 1990" means the definition for the referenced term as adopted by the International Chamber of Commerce in Paris in 1990 or subsequent adoptions.

     c. "Components" shall mean such items as panels of the Daedalus Building Systems(TM) and related fasteners that are required for assembly of a structural unit, which does not include tools required to complete assembly.

     d. "Finishings" shall mean those materials used to finish the interior surfaces of the structures and other items, such as sinks, showers, and toilets.

2. Unit Pricing. Unit pricing, as specified in Annex "B," attached hereto and made a part hereof, shall be fixed for the term of the Contract. Pricing is valid for all units ordered and shipped within the effective period of the Contract. Prices may be adjusted if delivery extends beyond the period specified in Paragraph 6.


3. Purchase. The minimum amount of purchase provided under the Contract Value will be 22,000,000 square feet (2,043,800 square meters) of panels of the Daedalus Building Systems (Metal), pursuant to Annex A.


4. Contract Value. The Contract Value shall be in dollars and is based upon the sales price as specified in Annex "A" which shall form an integral part of this contract. The minimum contract value is one hundred twenty million and 00/100 Dollars ($120,000,000.00) and represents the purchase of a minimum of 22,000,000 square feet (2,043,800 square meters) of panels of the Daedalus Building Systems (Metal), pursuant to Annex A, over three years, commencing at the date of this contract.

         a. Freight. Freight will be arranged by the seller and added to the account of, and paid by, the buyer. Freight is not considered as a part of the contract value.

         b. Insurance. Estimated insurance will be paid by the Seller and added to the account of, and paid by, the buyer. Insurance is not considered as a part of the contract value.

         c. Additional Costs. All additional costs for freight, insurance, forwarding fees, and any other expenses that are pre-advised, incurred by the seller and added to the account of the buyer, or billed by the seller, are due and payable by the buyer within 30 days of payment or billing by the seller. Additional Costs are not considered as a part of the contract value.

5. Individual Purchase Orders. Execution of the Contract shall be through issuance and use of Individual Purchase Orders, each Individual Purchase Order issued for a minimum of ________ of panels, pursuant to Annex A.


6. Effective Date. This Contract will enter into full force and effect on the date written above.


7. Duration. The duration of this Contract will be from the effective date and extend 36 months from the issuance of the first Individual Purchase Order under the Contract.


8. Termination Date. The Contract shall terminate and be of no further force and effect on the earlier of: (i) the Contract Value being paid in full; or (ii) pursuant to the provision of Paragraph 12 below; or
         (iii) in accordance with the provided Duration.


9. Payment Terms. Payment of the Contract Value hereunder shall be made as set forth below:

         a. Medium Term Financing. The Seller will assist the Buyer in obtaining Medium Term Financing. However, it is understood and agreed by the Parties that no assurances of success in obtaining such Financing are made or offered by the Seller. Payment of 85% of the value of the Individual Purchase Orders, under Medium Term Financing, shall be financed under the Guarantee Program of the Export-Import of the United States ("Ex-Im Bank") through a lending bank acceptable to the Parties ("Lending Bank"). The term of the Medium Term Financing shall be five years.

                  The Buyer shall be responsible for obtaining the remaining 15% non-Ex-Im Bank financing portion of the Individual Purchase Orders. The 15% non-Ex-Im Bank financing portion shall be the down payment portions of the Individual Purchase Orders not covered by the Ex-Im Bank Medium Term Financing. The down payments shall be paid coincident with issuance of the Individual Purchase Orders.

         b. Payment. Payment of 85% of the Contract Value under Medium Term Financing is as follows. This 85% payment shall be divided into: (i) a 70% letter of credit; and (ii) a 15% advance payment:

                  i. Seventy percent (70%) of the value of the Individual Purchase Orders is to be paid under a confirmed Irrevocable Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, Publication 500, as published and updated from time to time by the International Chamber of Commerce. The Letter of Credit shall be confirmed by a financial institution acceptable to the Seller. The amount of the Letter of Credit shall be equal to seventy percent (70%) of the value of the Individual Purchase Orders and shall be available for three hundred sixty (360) days. Any Letter of Credit and amounts due thereunder are payable in U.S dollars. The Beneficiary under all Letters of Credit shall be Daedalus Building Systems, Incorporated, 8653 Richmond Highway, Alexandria, Virginia 22309-4206, USA.

         A. The Letter of Credit shall be advised to the Beneficiary and confirmed by a commercial bank acceptable to the Seller.
         B. The Letter of Credit shall be negotiated by the Beneficiary through the confirming bank.
         C. All fees with respect to the services rendered by the paying and confirming bank in advising, confirming and negotiating the Letter of Credit and the documents thereunder shall be for the account of the Seller.
         D.       Partial drawing is to be permitted.
         E.       Documents to be presented for payment:
                  I.  Commercial Invoice
                  II.  Certificate of Origin
                  III.  On Board Bill of Lading
                  IV.  Sight Draft Drawn on the Buyer

                  ii. All amounts  paid under the Letter of Credit in respect of
                  Section 9. a.(i) above will be financed by the Lending Bank as follows:

         A. All amounts paid under the Letter of Credit shall be evidenced by a promissory note payable to the Lending Bank, in form and substance acceptable to the Lending Bank, issued by the Buyer. Such promissory note shall provide for principal repayment over a period of five years.

         B. Equal payments of principal, with concurrent payments of interest thereon, at an interest rate of ______ percent (%) per annum (to be established by the Lending Bank), shall be payable no less frequently than semiannually commencing no later than one hundred eighty (180) days from the date of the On Board Bill of Lading, evidencing the shipment of goods covered by the Contract Value.

                  iii. The promissory note, as described in Paragraph 8(b)(ii)(A) shall be delivered by the Buyer to the Seller at the time of the Buyer's presentation of an Individual Purchase Order as provided in Paragraph 11.b hereof. Such promissory note is to be executed but is not to be dated with respect to either the execution date or the first repayment date. Upon the issuance of an On Board Bill of Lading, the Seller and/or Lending Bank will complete the promissory note by inserting the date of the On Board Bill of Lading as the execution date and one hundred eighty (180) days from the On Board Bill of Lading date as the date of first repayment. The buyer will sign any and all documents required to effect the foregoing and will designate the seller and/or the lending bank the necessary authority to complete and deliver the note.

                  iv. Advance Payment. Payment of fifteen percent (15%) of the value of the Individual Purchase Orders will be made by the Buyer to the Seller, in cash and in a form satisfactory to the Seller, evidencing an advance payment on the Contract. The advance payment shall be due and payable at the time of closing of the Medium Term Financing.

10. Terms of Sale. The sale of the Units shall be on Incoterms 1990, FOB Ontario, Canada.

         a. The Buyer will arrange for and prepay, as may be required, transportation, insurance, and freight forwarding charges, which will be added to the account of, and paid by, the buyer, as provided in Paragraph 4. The Buyer shall be responsible for obtaining insurance in such amounts and types as required by the Lending Bank.

         b. The Seller will assist the Buyer in providing all available documentation necessary to clear the goods from customs as soon as possible.

11. Procedures. In addition to the operational and logistical procedures described in other sections of this Contract, the Parties also agree as follows:

         a. The Buyer agrees to obtain any and all necessary import permits and to provide a copy of such permits to the Seller immediately upon receipt of such Permits by the Buyer.

         b. The Buyer agrees to submit an Individual Purchase Order to the Seller to initiate each order under the Contract. The
                  Individual Purchase Order is required to be in the form of Annex C, attached hereto.

         c. The Buyer agrees to timely consummate and enter into force all Medium Term Financing for the first Individual Purchase Order, as provided for in Paragraph 9.a, above, no later than one hundred twenty (120) days from the Effective Date. Failure by the Buyer to fully consummate the Medium Term Financing and pay the advance payment as provided for herein, including the execution and entry into force of all applicable documentation, shall cause this Contract to terminate immediately and become null and void without notice to either the Buyer or Seller as of the expiry date of such time period. Such termination will be deemed to be a breach of contract and will not afford either the Buyer or the Seller any claim for any damages whatsoever.

         d. The Buyer agrees to submit an Individual Purchase Order for a minimum of _______ unfinished, basic structural units, pursuant to Annex A, or structural equivalents, and agrees to accept partial shipments.

         e. The first container shipped in accordance with the initial Individual Purchase Order of the Contract will contain articles designated for "inspection and acceptance" in accordance with specifications agreed upon by the Parties. Further shipments under the initial Individual Purchase Order will commence upon completion of inspection and acceptance of assembled structures, which both parties agree to assemble as soon and as rapidly as possible.

         f. Subject to the terms hereof and the availability of an ocean vessel, the Seller agrees to ship a completed order within three hundred sixty (360) days of receipt and acceptance by the Seller of a Individual Purchase Order.

12. Cancellation and Termination. Other than by breach by the Parties hereto, except as provided in Section 11.c. hereof, either party may cancel this Contract after three hundred sixty (360) days from the Effective Date. Such intent to cancel must be conveyed to the other Party in writing, as provided herein, sixty (60) days prior to the date of cancellation.

13. Penalties. Material breach of this Contract by either Party shall give rise to a claim by the damaged Party. Such claim shall be limited to the actual cost of damages and expenses associated with the claim, but in no event shall such claim exceed ten percent (10%) of the value of any Individual Purchase Order hereunder. The Seller's obligation to repair or replace existing housing units or components thereof shall be the Buyer's sole and exclusive remedy under the Contract.

14. Force Majeure. In the event of a Force Majeure, which affects the performance of either Party hereunder, the Contract shall be temporarily suspended and automatically extended for the period of suspension. Force Majeure shall only include war, natural catastrophes, and other occurrences, including new legislation, which forecloses or prevents the possibility of further performance under the Contract. Force Majeure shall not include labor disputes, civil commotion or poll congestion.

15. Disputes. All disputes arising in connection with this contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the Rules. The Parties hereto agree that all rulings under the Rules shall be binding and enforceable with no further appeal whatsoever and any right of judicial action on any matter subject to arbitration hereunder is hereby waived. However, any judicial court may enforce the resolution of the arbitrator(s) and any Party shall have the right to sue in court to enforce an arbitration award. Notwithstanding any possible issue submitted for Arbitration, in all cases the location of arbitration shall be in Northern Virginia. This paragraph shall survive any termination of this Contract.

16. Notices. All notices to each Party under this Contract shall be in writing, in the English language, and delivered to the address designated in the signature block of this Contract. Notices shall be deemed given when sent by registered mail or by telefax communications, which are electronically acknowledged as received.

17. Warranty. All units sold under this Contract are warranted to be free from defects in material and workmanship and shall conform to applicable U.S. Standards. The warranty of the Seller does not apply to defects not caused by the Seller, including but not limited to acts of God, abuse, improper assembly or installation. All notices for claims of defects, under this warranty, must be made to the Seller in writing within thirty (30) days of the discovery of the defect by the Buyer. The sole responsibility of the Seller shall be, at its option, to replace or repair the defective housing unit and auxiliary buildings. This warranty shall commence from the date of transfer of title to the Buyer and shall last for a period of one (1) year. All housing units and auxiliary buildings and components thereof shall be deemed to be irrevocably accepted by the Buyer, thirty (30) days after the date of installation at the site or sites. With the exception of title, no other warranties, expressed or implied, whether of merchantability or fitness for a particular purpose, other than those set forth above, shall apply to the units or components thereof' sold hereunder, and no alteration or modification of the foregoing shall be binding against the Seller unless signed by an executive officer of the Seller.

18. Law. This contract shall he governed by and construed in accordance with the laws of the Commonwealth of Virginia, U.S.A.

19. Assignment. This Contract is assignable by either Party upon receipt by the assigning Party of an acceptance from the other Party of a written notice of assignment from the assigning Party to the Party being notified. Such notice of acceptance shall not unreasonably be withheld.


20. Authority. Each Party warrants and covenants to the other that it has full power, authority, and legal right and has taken all other legal action necessary to authorize the execution of this Contract and perform the undertakings hereunder.


21. Amendment. Amendments to this Contract must be in writing and signed by an executive officer of the Seller and the Buyer. No other actions or approvals shall constitute amendments to this Contract.


22. Conflicts. This Contract, including the Annex attached hereto, and all amendments hereto, may be executed in both English and _______ language versions. In the event of conflict between the versions, the English version shall control. In the event of conflict between this Contract, including the Annexes attached hereto, and any working drawings, plans, product descriptions, publications or other representations, the Contract and Annex will control.

23. Entire Contract. This document represents the entire Contract between the Parties. The Parties agree to enter into all other contracts, conform to all local laws and requirements, and perform other actions, which are necessary to fulfill their obligations under this Contract.

         IN WITNESS THEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

For the Seller:  /s/                       For the Buyer: /s/
                     -------------------                     -------------------


The Daedalus Project, Incorporated                World Business Investors Group
Edward A. McCulloch                                   Ing. Edgar Espinoza Chacon
President                                              Presidente del Directorio
8653 Richmond Highway                                         Alamanda 199 Surco
Alexandria, Virginia  22309 USA                                       Lima, Peru

                                     ANNEX A

            General Specifications--Daedalus Building Systems (Metal)

1. Daedalus Building Systems (Metal). The Daedalus Building Systems (Metal) consists of panels , consisting of structural units assembled from panels, which are fabricated from recycled composites.

2. Basic structural unit. The basic structural unit of the Daedalus Building Systems (Metal) is an unfinished structure, consisting of metal panels with polyurethane.

3. Structural Panel. The standard structural panel of the Daedalus Building Systems (Metal) is a composite panel that is approximately
         1.25 X 1.25 X .10 meters, weighing approximately 10 kilograms.

4. Structural equivalent. A structural equivalent of the "basic structural unit" is any structure that:

         a. is combination or configuration of structures that would utilize the same, or greater number of full size panels of the Daedalus Building Systems (Metal), i.e., 60 panels

         b. sixty or more full size panels of the Daedalus Building Systems (Metal)




                                     ANNEX B
                                     Pricing

Type            Dimensions      Area       Area    Price          Price       Price     Price        Price       Price
Unit            in feet         sq.        sq.     (USD) per      (USD)       (USD)      (USD)        Per        (USD) per
                                Meters     feet    unfinished     square       per      finished     square      square
                                                   structures     meter       square    structures   meter       foot
                                                                              foot

Basic          12.38x12.38      14        153.1    $1875.00       $133.93     $12.24    $2,300.00   $164.29     $15.02
Structural
Unit,
single
Unit


Hybrid         16.51x12.38      18.75     201.7    $2,000.00      $106.67     $9.91     $2,500.00   $133.33     $12.39
Single
Unit


Enlarged       20.63x12.38      23.44     252.2    $2300.00       $98.12      $9.12     $2,900.00   $123.72     $11.50
Single
Unit


Double         24.75x12.38      28.12     302.5    $2,750.00      $97.80      $9.09     $3,450.00   $122.69     $11.40
Unit

Triple         37.12x12.38      42.19     453.9    $3,900.00      $92.44      $.59      $4,900.00   $116.14     $10.80
Unit


Peruvian       37.12x12.38      51.56     554.7    $4,750.00      $92.12      $8.56     %5950.00    $115.39     $10.73
Special
Unit I


Peruvian       37.12x12.38      56.25     605.2    $5,150.00      $91.54      $8.51     $6,450.00   $114.67     $10.66
Special
Unit II



                                     Annex C
                            Individual Purchase Order

       Name

                                               Individual Purchase Order No.:
       Address                                 Date:
       Country
       Telephone:  011-51-1-                   Facsimile:  011-51-1

================================================================================
To:  The Daedalus Project, Inc.
       8653 Richmond Highway                   Contract Reference:  00000000
       Alexandria, Virginia  22309 USA         Daedalus Reference: Pro forma No.
                                               Point of Contact:


--------------------------------------------------------------------------------
   Item      Quantity     Model No.    Description      Unit Price     Extension
--------------------------------------------------------------------------------








--------------------------------------------------------------------------------
TOTAL

--------------------------------------------------------------------------------
 0                                                                            0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total FOB Ontario, Canada : Export packed in 40 ft. container:        $
Export processing, packaging, prepaid inland/ocean freight
to ____________ & forwarder's handling charges ex-works:              $
Freight and insurance                                                 $
Estimated total costs:                                                $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    Estimated gross weight:              Estimated cube:  2,560 cubic feet/73
    4575kg./10100 lbs.                   cubic meters


--------------------------------------------------------------------------------
Banking Information
First Virginia Bank
International Department
6400 Arlington Blvd.
Falls Church, Virginia  22046
USA
Fax:  703-241-3464
ABA#:
Account #:
The Daedalus Project, Inc.